EXHIBIT 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

                    STOCK PURCHASE AGREEMENT, dated as of October 22, 2008, by and among FLMG Holdings Corp., a Delaware corporation and subsidiary of Ticketmaster (the “Purchaser”), MM Investment Inc., a Delaware corporation (“MMI”) and WMG Church Street Limited, an English company (“WMG Church” and, together with MMI, the “Sellers”).

R E C I T A L S:

                    A.        The Sellers are the owners of shares of issued and outstanding Common Stock (as defined herein) of Front Line Management Group, Inc. (the “Company”).

                    B.        Upon the terms and conditions set forth in this Agreement, (i) the Purchaser wishes to purchase, and MMI wishes to sell, 771.91475 shares of Common Stock (the “MMI Shares”), which are beneficially and of record owned by MMI, and (ii) the Purchaser wishes to purchase, and WMG Church wishes to sell, 51,064.6365 shares of Common Stock (the “WMG Church Shares”), which are beneficially and of record owned by WMG Church, for an aggregate purchase price for the MMI Shares and the WMG Church Shares (collectively referred to herein as the “Purchased Shares”) of one hundred twenty-three million dollars ($123,000,000).

                    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

                    1.1       Definitions.

                               (a) As used in this Agreement the following terms have the meanings indicated:

                    “Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                    “Azoff Trust” means The Azoff Family Trust of 1997.

                    “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

                    “Claim” means any action, suit, proceeding, claim, audit, complaint, dispute, arbitration or investigation of any nature.

                    “Closing” has the meaning set forth in Section 2.3(a).

                    “Closing Date” has the meaning set forth in Section 2.3(a).

                    “Code” means the Internal Revenue Code of 1986, as amended.

                    “Common Stock” means common stock of the Company, par value $0.01 per share.

                    “Company” has the meaning set forth in Recital A.

                    “Contract” means any contract, agreement, commitment, arrangement, lease, license, indenture and any other legally binding arrangement, whether oral or written.

                    “Contractual Obligation” means, as to any Person, any Contract to which such Person is a party or by which it or any of its property is bound.

                    “Determination” means a settlement, compromise or other agreement with the relevant Governmental Authority, whether contained in an Internal Revenue Service Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Governmental Authority, and agreement contained in Internal Revenue Service form 870-AD or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

                    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

                    “Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court.

                    “Indemnified Party” has the meaning set forth in Section 8.3(a).

                    “Indemnifying Party” has the meaning set forth in Section 8.3(a).

                    “Lien” means any mortgage, deed of trust, pledge, hypothecation, claim, right of first refusal, option, charge, title defect, easement, right of way, restriction, encroachment, survey defect, assignment, encumbrance, lien (statutory or other) or preference, priority, security interest of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

                    “Loss” means any and all damages, losses, deficiencies, liabilities (whether accrued, contingent or otherwise), obligations, diminution in value, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder); provided, however, that for purposes hereof, a Loss shall be deemed to be net of insurance proceeds received by an Indemnified Party on or before the date of the final determination of Loss with respect to a Third Party Claim or pursuant to Section 8.4 with respect to a claim other than a Third Party Claim (in each case, without giving effect to this proviso).

                    “Material Adverse Effect” means, as to any Person, any changes or effects that, individually or in the aggregate, are materially adverse to the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of such Person or on the ability of such Person to consummate the transactions contemplated hereby.

                    “MMI” has the meaning set forth in the preamble.

                    “MMI Shares” has the meaning set forth in Recital B.

                    “MSG” has the meaning set forth in Section 6.7.

                    “Orders” has the meaning set forth in Section 3.2.

                    “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                    “Purchase Price” has the meaning set forth in Section 2.2.

                    “Purchased Shares” has the meaning set forth in Recital B.

                    “Purchaser” has the meaning set forth in the preamble.

                    “Purchaser Indemnitees” has the meaning set forth in Section 8.1.

                    “Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

                    “Second Amended and Restated Stockholders Agreement” means the Second Amended and Restated Stockholders Agreement, dated as of June 9, 2008, by and among the Company, Purchaser, Ticketmaster (as assignee of IAC/InterActiveCorp), the Azoff Trust, MMI, WMG Church and Madison Square Garden, L.P.

                    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

                    “Sellers” has the meaning set forth in the preamble.

                    “Seller Indemnitees” has the meaning set forth in Section 8.2.

                    “Stock Equivalents” means any security or obligation which is by its terms, whether directly or indirectly, convertible into or exchangeable or exercisable for shares of capital stock of the Company, and any option, warrant or other subscription or purchase right with respect to such capital stock.

                    “Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

                    “Third Party Claim” has the meaning set forth in Section 8.3(a).

                    “WMG Church” has the meaning set forth in the preamble.

                    “WMG Church Shares” has the meaning set forth in Recital B.

                    “WMG Purchase Agreement” has the meaning set forth in Section 7.5.

                              (b)       Unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to a specific Article, Section, Annex or Exhibit shall refer, respectively, to Articles, Sections, Annexes or Exhibits of this Agreement, unless the express context otherwise requires. Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation” unless clearly indicated otherwise.

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED SHARES

                    2.1      Purchase and Sale of the Purchased Shares.

                              (a)       Subject to the terms and conditions herein set forth, MMI agrees to sell to the Purchaser, and the Purchaser agrees to purchase from MMI, on the Closing Date, the MMI Shares.

                              (b)       Subject to the terms and conditions herein set forth, WMG Church agrees to sell to the Purchaser, and the Purchaser agrees to purchase from WMG Church, on the Closing Date, the WMG Church Shares.

                    2.2      Purchase Price.

                               The total purchase price for the Purchased Shares shall be one hundred twenty-three million dollars ($123,000,000) (the “Purchase Price”).

                    2.3     Closing.

                              (a)       The closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, at 10:00 a.m., local time, on the second (2nd) Business Day following the date upon which the conditions set forth in Articles V and VI shall be satisfied or waived in accordance with this Agreement, or at such other time, place and date that the Sellers and the Purchaser may agree in writing (the “Closing Date”).

                              (b)       On the Closing Date:

                                        (i)       the Sellers shall deliver to the Purchaser, certificates representing the Purchased Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

                                        (ii)      the Sellers shall cause the Company to register the Purchased Shares in the stock register of the Company in the name of the Purchaser, and shall provide evidence reasonably satisfactory to the Purchaser of such registration; and

                                        (iii)     the Purchaser shall pay the Purchase Price by wire transfer of immediately available funds to the bank account designated by the Sellers to the Purchaser prior to the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                    The Sellers, jointly and severally, represent and warrant to the Purchaser as follows:

                    3.1     Due Authority; Binding Effect.

                              (a)       MMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MMI has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

                              (b)       WMG Church is a company duly organized, validly existing and in good standing under the laws of England and Wales. WMG Church has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

                              (c)       This Agreement has been duly executed and delivered by MMI and WMG Church. This Agreement constitutes, and each of the other agreements, instruments and documents of MMI and WMG Church contemplated hereby will constitute when executed and delivered by MMI and WMG Church, as applicable, the legal, valid and binding obligations of MMI and WMG Church, as applicable, enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                    3.2     Non-Contravention. The execution, delivery and performance by each Seller of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary corporate or equivalent action of such Seller, (b) do not contravene the terms of the organizational documents of such Seller, (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of such Seller or any Requirement of Law applicable to such Seller (except where such breach, default or contravention would not reasonably be expected to have, in each case, individually or in the aggregate, a Material Adverse Effect on such Seller) and (d) do not violate any judgment, injunction, writ, award, decree or order of any nature of any Governmental Authority (collectively, “Orders”) against, or binding upon, such Seller.

                    3.3     Governmental Authorization; Third Party Consents. Except for the reporting requirements under the Exchange Act, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, each Seller of this Agreement or the transactions contemplated hereby.

                    3.4     Title to Purchased Shares.

                              (a)       MMI owns beneficially and of record, free and clear of any Liens (other than those arising under the Second Amended and Restated Stockholders Agreement), the MMI Shares. Upon MMI’s delivery of the MMI Shares and payment therefor pursuant hereto, good and valid title to such MMI Shares, free and clear of all Liens, other than restrictions on transfer under applicable state and federal securities laws or arising under the Second Amended and Restated Stockholders Agreement, will pass to the Purchaser.

                              (b)       WMG Church owns beneficially and of record, free and clear of any Liens (other than those arising under the Second Amended and Restated Stockholders Agreement), the WMG Church Shares. Upon WMG Church’s delivery of the WMG Church Shares and payment therefor pursuant hereto, good and valid title to such WMG Church Shares, free and clear of all Liens, other than restrictions on transfer under applicable state and federal securities laws or arising under the Second Amended and Restated Stockholders Agreement, will pass to the Purchaser.

                              (c)       Except under the Second Amended and Restated Stockholders Agreement, the Sellers (i) are not a party to any, and have not granted to any other Person any, and there are no, options, warrants, conversion privileges, subscription or purchase rights or other rights outstanding as of the date of this Agreement to purchase or otherwise acquire the Purchased Shares, any Stock Equivalents or any other securities of the Company and (ii) are not a party to any voting agreement, voting trust, proxy or other agreement or understanding with respect to the voting of any of the Purchased Shares.

                    3.5     Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Sellers in connection with the transactions contemplated hereby based on any Contractual Obligation of the Sellers or any action taken by the Sellers.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                    The Purchaser represents and warrants to the Sellers as follows:

                    4.1     Existence and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

                     4.2    Authorization; No Contravention. The execution, delivery and performance by the Purchaser of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary corporate action of the Purchaser, (b) do not contravene the terms of the certificate of incorporation or by-laws of the Purchaser, (c) do not violate, conflict with or result in any breach or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of the Purchaser or any Requirement of Law applicable to the Purchaser (except where such breach, default or contravention would not reasonably be expected to have, in each case, individually or in the aggregate, a Material Adverse Effect on the Purchaser), and (d) do not violate any Orders against, or binding upon, the Purchaser.

                    4.3     Binding Effect. This Agreement has been duly executed and delivered by the Purchaser, and this Agreement constitutes, and each of the other agreements, instruments and documents of the Purchaser contemplated hereby will constitute when executed by the Purchaser, the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                    4.4     Governmental Authorization; Third Party Consents. Except for the reporting requirements under the Exchange Act and the requirements of Nasdaq applicable to the Purchaser’s parent corporation, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Purchaser of this Agreement or the transactions contemplated hereby.

                    4.5     Purchase for Own Account.

                              (a)       The Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

                              (b)       The Purchaser is acquiring the Purchased Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Purchased Shares. The Purchaser agrees that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under such act and such laws and in compliance with the Second Amended and Restated Stockholders Agreement.

                              (c)       The Purchaser is able to bear the economic risk of holding the Purchased Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of an investment in the Purchased Shares.

                    4.6     Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Purchaser in connection with the transactions contemplated hereby based on any Contractual Obligation with the Purchaser or any action taken by the Purchaser.

ARTICLE V
CONDITIONS TO THE OBLIGATION OF THE PURCHASER TO CLOSE

                    The obligation of the Purchaser to purchase the Purchased Shares and to pay the Purchase Price at the Closing shall be subject to the satisfaction as determined by, or waiver by, the Purchaser of the following conditions on or before the Closing Date:

                    5.1     Representations and Warranties. The representations and warranties of the Sellers contained in Article III shall be true and correct in all material respects (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (y) for any such representations and warranties which are qualified by their terms by a reference to materiality or Material Adverse Effect, which representation as so qualified shall be true and correct in all respects) at and on the Closing Date as if made at and on such date.

                    5.2     Compliance with this Agreement. Each of the Sellers shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by such Seller on or before the Closing Date.

                    5.3     Officer’s Certificate. The Purchaser shall have received a certificate from each of the Sellers in form and substance reasonably satisfactory to the Purchaser, signed by an appropriate officer of such Seller, dated the Closing Date, certifying as to the matters set forth in Sections 5.1 and 5.2.

                    5.4     Purchased Shares. The Sellers shall have delivered to the Purchaser certificates representing the Purchased Shares, together with stock powers duly executed in blank.

                    5.5     Stockholders Agreement. The Sellers shall have (i) transferred their respective rights to designate the MMI Designees (as defined in the Second Amended and Restated Stockholders Agreement) to the Purchaser pursuant to Section 2.1 of the Second Amended and Restated Stockholders Agreement and (ii) transferred their respective rights and obligations under Section 3.4 of the Second Amended and Restated Stockholders Agreement to the Purchaser.

                    5.6     No Material Judgment or Order. There shall not be on the Closing Date any Order or any condition imposed under any Requirement of Law which would (a) prohibit or restrict (i) the purchase of the Purchased Shares or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Purchaser to any material penalty or onerous condition under or pursuant to any Requirement of Law if the Purchased Shares were to be purchased hereunder or (c) restrict the operation of the business of the Company as conducted on the date hereof in a manner that would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

ARTICLE VI
CONDITIONS TO THE OBLIGATION OF THE SELLERS TO CLOSE

                    The obligation of the Sellers to sell the Purchased Shares at the Closing shall be subject to the satisfaction as determined by, or waiver by, the Sellers of the following conditions on or before the Closing Date:

                    6.1     Representations and Warranties. The representations and warranties of the Purchaser contained in Article IV shall be true and correct in all material respects (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (y) for any such representations and warranties which are qualified by their terms by a reference to materiality or Material Adverse Effect, which representation as so qualified shall be true and correct in all respects) at and on the Closing Date as if made at and on such date.

                    6.2     Compliance with this Agreement. The Purchaser shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by the Purchaser on or before the Closing Date.

                    6.3     Officer’s Certificate. The Sellers shall have received a certificate from the Purchaser, in form and substance reasonably satisfactory to the Sellers, dated the Closing Date, and signed by an appropriate officer of the Purchaser, certifying as to the matters set forth in Sections 6.1 and 6.2.

                    6.4     Payment of the Purchase Price. The Purchaser shall have paid the Sellers the Purchase Price.

                    6.5     Stockholders Agreement. The Purchaser shall have assumed all of the obligations of the Sellers under Section 3.4 of the Second Amended and Restated Stockholders Agreement.

                    6.6     No Material Judgment or Order. There shall not be on the Closing Date any Order or any condition imposed under any Requirement of Law which would, (a) prohibit or restrict (i) the sale of the Purchased Shares or (ii) the consummation of the transactions contemplated by this Agreement or (b) subject a Seller to any material penalty or onerous condition under or pursuant to any Requirement of Law if the Purchased Shares were to be sold hereunder.

                    6.7     MSG Consents. Madison Square Garden, L.P. (“MSG”) shall have entered into an amendment to the MSG Stock Purchase Agreement with the Sellers and the Purchaser providing for the amendment of Sections 8.2, 8.8 and 8.9 of the MSG Purchase Agreement to remove the Sellers and their Affiliates from the operation of those provisions; provided, however, that immediately after such amendments MSG will have the same rights to payments from, and other rights with respect to, Ticketmaster and its Affiliates that it currently has from and with respect to Ticketmaster, the Sellers and their Affiliates, taken as a whole, pursuant to such sections and Section 7.9 of the WMG Purchase Agreement (as defined below) (the “MSG Amendment”). In the event that, notwithstanding the parties’ cooperation pursuant to Section 7.1, MSG shall not have entered into the MSG Amendment and all other conditions to the Sellers’ obligations shall have been satisfied, (x) the condition set forth in this Section 6.7 shall not be a condition to Closing, (y) the Purchaser shall reimburse the Sellers upon request for all reasonable and documented costs and expenses incurred by them by reason of their continuing obligations under Sections 8.8 and 8.9 of the MSG Stock Purchase Agreement and (z) the Sellers shall cooperate reasonably with the Purchaser and MSG to facilitate the continuing operation of such provisions until such time, if any, as the MSG Amendment becomes effective.

ARTICLE VII
CERTAIN COVENANTS

                    7.1      Commercially Reasonable Efforts; Cooperation.

                    (a)       Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Requirements of Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, each of the Sellers and the Purchaser shall use its respective commercially reasonable efforts to make promptly any required submissions under any applicable Requirements of Law that either Seller or the Purchaser determines is required to be made, in each case, with respect to the transactions contemplated hereby and to respond as promptly as practicable to all inquiries received from any Governmental Authority with respect to such submissions for additional information or documentation.

                    (b)       The Sellers, on the one hand, and the Purchaser, on the other hand, shall cooperate reasonably and take all actions reasonably requested by the other party to cause the conditions to such other party’s obligations set forth in Section 5.5 (in the case of the Purchaser) and Section 6.5 (in the case of the Sellers) to be satisfied. The Sellers and Purchaser agree to cooperate reasonably with each other and MSG regarding the entry into of the MSG Amendment. The Sellers shall take all actions reasonably requested by the Purchaser to ensure that the Purchaser’s designees are appointed to the Board of Directors of the Company pursuant to the transfer of rights to the Purchaser contemplated by Section 5.5(i), including causing the current MMI Designees to resign from such Board of Directors effective as of the effective time of the purchase and sale of the Purchased Shares hereunder.

                    7.2     Expenses; Transfer Taxes.

                              (a)       Except as expressly set forth in this Agreement, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement or any related document or agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

                              (b)       All transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer or gains taxes) and related fees (including any penalties, interest and additions to tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of the Sellers, and the parties shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws.

                    7.3     Publicity. From the date of this Agreement, no press release or public announcement concerning this Agreement or the transactions contemplated hereby will be issued by any party hereto or any of its Affiliates, without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld, except as such release or announcement may be required by any Requirements of Law applicable to such party or any of its Affiliates or the rules of any securities exchange on which the securities of such Seller or any of its Affiliates are listed or traded, in which case, the party required to make the release or announcement will, to the extent practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

                    7.4     Permitted Transferee; Other Company Matters. (a) For purposes of the definition of “Permitted Transferee” in Section 1.1 of the Second Amended and Restated Stockholders Agreement, each of the parties hereto consents to the designation of the Purchaser as a Permitted Transferee of the Sellers with respect to the transactions contemplated hereby.

                              (b)       The Purchaser agrees that it shall not vote in favor of any proposed amendment to the indemnification provisions contained in the Certificate of Incorporation of the Company as applied to any MMI Designee or former MMI Designee as such provisions relate to actions or omissions prior to the effective time of the purchase and sale of the Purchased Shares hereunder.

                    7.5     Indemnification Claims Made Under FL Purchase Agreement. The parties agree that the provisions of Section 7.9 under that certain Stock Purchase Agreement, dated as of July 24, 2007, by and among IAC/InterActiveCorp, FLMG LLC, a Delaware limited liability company, and MMI (the “WMG Purchase Agreement”) shall be of no further force and effect from and after the effective time of the purchase and sale of the Purchased Shares hereunder.

ARTICLE VIII
INDEMNIFICATION

                    8.1     Indemnification by the Seller. The Sellers shall jointly and severally indemnify the Purchaser and its Affiliates, and each of their respective stockholders, partners, members, officers, directors, employees, agents and representatives (collectively, the “Purchaser Indemnitees”) against and hold them harmless from any and all Losses suffered or incurred by any such Purchaser Indemnitee arising from, in connection with, relating to or otherwise in respect of, (i) the failure to be true of any representation or warranty of the Sellers contained in Article III (it being agreed and acknowledged by the parties that only for purposes of calculating Losses of the Purchaser Indemnitees in respect of a claim for indemnification pursuant to this Section 8.1, the representations and warranties of the Sellers contained in Article III shall not be deemed qualified by any references herein to materiality generally, or whether or not any such breach results or may result in a Material Adverse Effect; it being the intention of the parties hereto that the Purchaser Indemnitees shall be indemnified and held harmless from and against any and all Losses suffered or incurred by them resulting from, arising out of, based on or relating to the failure of any such representation or warranty to be true, correct and complete in any respect, determined in each case without regard to any qualification as to materiality or Material Adverse Effect), or (iii) any breach of any covenant or agreement of the Seller in this Agreement.

                    8.2      Indemnification by the Purchaser. The Purchaser shall (and shall cause any successor in interest to the Purchased Shares to) indemnify the Sellers and their respective Affiliates, and each of their respective stockholders, partners, members, officers, directors, employees, agents and representatives (collectively, the “Seller Indemnitees”) against and hold them harmless from any Losses suffered or incurred by the Seller Indemnitees arising from, in connection with, relating to or otherwise in respect of, (i) any Third Party Claim against such Seller Indemnitee based upon the fact that any Seller was a stockholder of the Company (other than Claims by any Governmental Authority and any Claims made under the MSG Purchase Agreement (as modified by the MSG Amendment, or if such MSG Amendment has not been entered into, subject to clause (y) of the last sentence of Section 6.7)), (ii) the failure to be true of any representation or warranty of the Purchaser in this Agreement (it being agreed and acknowledged by the parties that only for purposes of calculating Losses of the Seller Indemnitees in respect of a claim for indemnification pursuant to this Section 8.2, the representations and warranties of the Purchaser contained in Article IV shall not be deemed qualified by any references herein to materiality generally, or whether or not any such breach results or may result in a Material Adverse Effect; it being the intention of the parties hereto that the Seller Indemnitees shall be indemnified and held harmless from and against any and all Losses suffered or incurred by them resulting from, arising out of, based on or relating to the failure of any such representation or warranty to be true, correct and complete in any respect, determined in each case without regard to any qualification as to materiality or Material Adverse Effect), or (iii) any breach of any covenant or agreement of the Purchaser in this Agreement.

                    8.3     Procedures Relating to Indemnification.

                              (a)       In order for any indemnified party (“Indemnified Party”) specified in Section 8.1 or 8.2, as applicable, to be entitled to any indemnification provided for under Section 8.1 or 8.2, respectively, in respect of, arising out of or involving a Claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially and actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

                              (b)       If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not objected to by the Indemnified Party in its reasonable discretion. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (except in the case of a conflict of interest, as described below). If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense (except that if, in the reasonable judgment of an Indemnified Party, a conflict of interest exists between the Indemnifying Party and the Indemnified Party, the Indemnified Party may employ its own counsel, separate from the counsel employed by the Indemnifying Party, and may control its defense to the extent deemed necessary by the Indemnified Party). The Indemnifying Party shall be liable, in respect of any Third Party Claim, for the fees and expenses of one counsel for all the Indemnified Parties for any period during which the Indemnifying Party is not assuming the defense thereof or during a conflict of interest (as described above).

                              (c)       If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnified Parties shall cooperate with the Indemnifying Party in the defense or prosecution thereof. In any event, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel and shall not assert any position in any proceeding inconsistent with that asserted by the Indemnifying Party; provided, however, that the foregoing shall not prevent the Indemnified Party from taking the position that it is entitled to indemnification hereunder. All out-of-pocket costs and expenses incurred in connection with an Indemnified Party’s cooperation shall be borne by the Indemnifying Party. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying

Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnifying Party completely in connection with such Third Party Claim and which would not otherwise adversely affect the Indemnified Party or require any relief other than monetary damages.

                              (d)       Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party. The indemnification required by Sections 8.1 and 8.2 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred. All claims under Sections 8.1 and 8.2 that are Third Party Claims shall be governed by Section 8.3.

                              (e)       The indemnification provisions of this Article VIII (i) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off, limitation or otherwise and (ii) are intended to be comprehensive and not to be limited by any Requirements of Law concerning prominence of language or waiver of any legal right under any law. The obligations of the parties set forth in this Article VIII shall be conditioned upon the Closing having occurred.

                    8.4     Other Claims. If any Indemnified Party should have a claim against any Indemnifying Party under Section 8.1 or 8.2, as applicable, that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under Section 8.1 or 8.2, as applicable, except to the extent that the Indemnifying Party demonstrates that it has been materially and actually prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 8.1 or 8.2, as applicable, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 8.1 or 8.2, as applicable, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the

Losses (or any portion thereof) is estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute as follows: (i) first, the parties shall negotiate in good faith for a period of up to 21 days to resolve such dispute, then (ii) if the Indemnifying Party and the Indemnified Party are unable to reach an agreement, such dispute shall be resolved in accordance with Section 10.7.

                    8.5     Limit on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of the obligations of the Sellers under Section 8.1 and the Purchaser’s obligation under Section 8.2 in the aggregate shall, in each case, be an amount equal to the Purchase Price.

                    8.6     Exclusive Remedy. Other than in the case of fraud, the right of the Indemnified Parties to assert claims for indemnification and to receive indemnification pursuant to this Article VIII shall, after the Closing, be the Indemnified Parties’ sole and exclusive remedy for the matters described in Sections 8.1, 8.2 and 8.3.

                    8.7     Tax Treatment. Except to the extent otherwise required pursuant to a Determination or a change in Requirements of Law, the parties agree to treat any indemnity payment made under Section 8.1 or 8.2 as an adjustment to the consideration paid by the Purchaser in connection with the purchase of the Purchased Shares for all federal, state, local and foreign tax purposes.

                    8.8     No Special Damages. In no event shall any Indemnifying Party be liable to any Indemnified Party for any consequential, indirect, incidental or other similar damages, including lost profits, lost revenues, business interruption, cost of capital or loss of business reputation or opportunity, or punitive or special damages for any breach or default under, or any act or omission arising out of or in any way relating to, this Agreement or the transactions contemplated hereby (other than indemnification for amounts paid or payable to third parties in respect of any Third Party Claim for which indemnification hereunder is otherwise required).

ARTICLE IX
TERMINATION

                    9.1     Termination.

                              (a)      This Agreement may be terminated prior to the Closing as follows:

                                        (i)       at any time on or prior to the Closing Date, by mutual written consent of the Sellers and the Purchaser;

                                        (ii)      at the election of the Sellers or the Purchaser by written notice to the other party hereto, if the Closing shall not have occurred by the close of business on October 31, 2008, unless such date is extended by the mutual written consent of the Sellers and the Purchaser; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                                        (iii)     at the election of the Sellers, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser contained in this Agreement, which breach has not been cured within five days of notice to the Purchaser of such breach; or

                                        (iv)     at the election of the Purchaser, if there has been a material breach of any representation, warranty, covenant or agreement on the part of any Seller contained in this Agreement, which breach has not been cured within five days notice to the applicable Seller of such breach.

                              (b)     If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.

                    9.2     Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of Article I, this Section 9.2 and Article X; provided, however, that (a) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 9.1(a)(i) or (ii), and (b) nothing shall relieve any of the parties from liability for actual damages resulting from a willful breach of any representation, warranty, covenant or agreement which gave rise to a termination of this Agreement pursuant to Section 9.1(a)(iii) or (iv); and provided, further, that none of the parties hereto shall have any liability for speculative, unforeseeable, punitive, exemplary or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement.

     ARTICLE X
MISCELLANEOUS

                    10.1     Survival of Representations, Warranties and Covenants. Except as set forth below, all of the representations and warranties made herein shall survive the execution and delivery of this Agreement indefinitely. The covenants shall survive the Closing until 90 days after the expiration of the applicable statute of limitations, after which no claim for indemnification under this Agreement may be asserted in respect thereof.

                    10.2     Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                              (a)      if to either Seller:

                                        c/o Warner Music Inc.
                                        75 Rockefeller Plaza
                                        New York, New York 10019
                                        Telecopier:  (212) 275-3601
                                        Attention:  General Counsel

                                        with a copy (which shall not constitute notice) to:

                                        Paul, Weiss, Rifkind, Wharton & Garrison LLP
                                        1285 Avenue of the Americas New York,
                                        New York 10019-6064
                                        Telecopier:  (212) 757-3990
                                        Attention:  Robert B. Schumer
                                                        Yvonne Y. F. Chan

                              (b)     if to the Purchaser:

                                        c/o Ticketmaster
                                        9800 West Sunset Blvd.
                                        West Hollywood, California 90069
                                        Telecopier:  (310) 360-3373
                                        Attention:  General Counsel

                                        with a copy (which shall not constitute notice) to:

                                        Wachtell, Lipton, Rosen & Katz
                                        51 West 52nd Street
                                        New York, New York 10019
                                        Telecopier:  (212) 403-2000
                                        Attention:  Pam Seymon

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 10.2 designate another address or Person for receipt of notices hereunder.

                    10.3     Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. The Purchaser may assign any of its rights under this Agreement to any of its Affiliates; provided, that the Purchaser shall nevertheless remain liable for its obligations under this Agreement notwithstanding any such transfer or assignment. The Sellers may not assign any of their rights under this Agreement without the written consent of the Purchaser. Except as provided in Article VIII, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

                    10.4     Amendment and Waiver.

                              (a)       No failure or delay on the part of the Sellers or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                              (b)       Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Sellers or the Purchaser from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Sellers and the Purchaser and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Sellers or the Purchaser in any case shall entitle the Sellers or the Purchaser, respectively, to any other or further notice or demand in similar or other circumstances.

                    10.5     Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                    10.6     Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties to this Agreement hereby agree that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in addition to any other remedy to which such party may be entitled at law or in equity.

                    10.7     GOVERNING LAW; CONSENT TO EXCLUSIVE JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                    10.8     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

                    10.9     Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

                    10.10   Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                    10.11   Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement in the United States of America on the date first written above.

FLMG HOLDINGS CORP.

By: /s/ Brian M. Regan
Name: Brian M. Regan
Title: EVP & CFO

MM INVESTMENT INC.

By: /s/ Paul Robinson
Name: Paul Robinson
Title: VP and Secretary

In the presence of:	WMG CHURCH STREET LIMITED

/s/ Trent N. Tappe	By: /s/ Paul Robinson
Name of Witness: Trent N. Tappe	Name: Paul Robinson
Place of Signature: New York, New York	Title: Director
U.S.A.